Exhibit 99.1

News Release
Contacts:
Leslie S. Magee
Chief Financial Officer
225-298-5261
lmagee@he-equipment.com
Kevin S. Inda
Corporate Communications, Inc.
407-566-1180
kevin.Inda@cci-ir.com
H&E Equipment Services Reports Third Quarter 2008 Results
BATON ROUGE, Louisiana — (Nov. 6, 2008) — H&E Equipment Services, Inc. (NASDAQ: HEES) today announced operating results for the third quarter ended September 30, 2008.
THIRD QUARTER 2008 SUMMARY
•	Revenues increased 3.0% to $278.6 million versus $270.6 million a year ago, with the Company’s Mid-Atlantic acquisition contributing $38.8 million in the current quarter as compared to $10.1 million a year ago. Third quarter 2007 results reflected one month results from the acquisition which was completed September 1, 2007.

•	EBITDA decreased 2.9% to $67.2 million compared to $69.2 million of EBITDA a year ago, with the Mid-Atlantic region contributing $3.4 million in the current quarter and $1.7 million a year ago.

•	Income from operations decreased 12.3% to $37.2 million compared to $42.4 million a year ago, with the Mid-Atlantic region contributing $1.8 million of income from operations in the current quarter compared to $1.0 million a year ago. Depreciation and amortization expense increased $2.9 million.

•	Net income decreased to $17.6 million, or $0.50 per diluted share, compared to $20.2 million, or $0.53 per diluted share. The effective income tax rate was 36.9% versus 39.4% a year ago.
“Our strong presence in regions with exposure to petrochemical, oil patch, mining and energy sectors and our integrated business model are clearly helping to minimize the impact to our business from the numerous macroeconomic issues occurring in the country today,” said John Engquist, H&E Equipment Services’ president and chief executive officer. “There is no doubt the non-residential construction industry has slowed as a result of the unstable credit markets and other economic factors, yet our strong presence in the industrial sector resulted in solid financial performance during the third quarter.”
- MORE -

H&E Equipment Services Reports Third Quarter 2008 Results

November 6, 2008
“We believe our business is very well positioned to navigate the current conditions in the market,” Engquist continued. “We have a strong balance sheet, are well capitalized and our debt carries a low interest rate and maturity dates well into the future. While we expect a difficult market to continue during the remainder of this year and into 2009 due to tight credit markets and economic slowdown, we are confident in our ability to make the necessary business adjustments to maximize our financial performance.”
“Although we are not seeing revenue growth as a result of the deterioration in the overall economy, our margins for this quarter improved on a sequential basis at the gross profit, EBIT, EBITDA and earnings per share level,” commented Leslie Magee, H&E Equipment Services’ chief financial officer. “Our product support business continues to show strength. This segment of our business has historically performed very well during periods of economic softness. We remain committed to reducing our capital fleet expenditures which will generate additional free cash flow. We plan to use excess cash to reduce debt and/or repurchase shares. With a challenging business climate, weakening visibility into future market demand, and times of uncertain access to credit, our focus continues to be cash generation and maintaining a strong, conservative balance sheet.”
FINANCIAL DISCUSSION FOR THIRD QUARTER 2008
Revenue
Total revenues grew 3.0% to $278.6 million from $270.6 million in the third quarter of 2008. Third quarter revenues included $38.8 million from the Mid-Atlantic region compared to $10.1 million a year ago, reflecting one month’s results of the acquisition which closed on September 1, 2007. Equipment rental revenues increased 3.4% to $78.2 million compared with $75.6 million in the third quarter of 2007. Third quarter 2008 equipment rental revenues included $4.5 million of rental revenues from the Mid-Atlantic region compared to $1.3 million a year ago. New equipment sales increased 3.3% to $97.8 million from $94.7 million due to new equipment sales of $20.5 million from the Mid-Atlantic region compared to $3.1 million of new equipment sales from the Mid-Atlantic region a year ago. Used equipment sales decreased 10.3% to $39.9 million compared to $44.5 million in the third quarter of 2007. The decrease in used equipment sales was partially offset by an increase in used sales from the Mid-Atlantic region to $6.4 million from $2.9 million a year ago. Parts sales grew 15.9% to $31.0 million from $26.7 million in the third quarter of 2007. Service revenues increased 8.6% to $18.3 million compared with $16.9 million in the third quarter of 2007. Product support revenue increased due to parts and service sales of $6.4 million in the Mid-Atlantic region compared to $2.7 million a year ago and increased demand.
Gross Profit
Gross profit decreased 1.7% to $82.5 million from $83.9 million in the third quarter of 2007. Gross margin was 29.6% for the quarter ended September 30, 2008 as compared to 31.0% for the quarter ended September 30, 2007. The reduced gross margin percentage in the current quarter is primarily due to the impact of a 16.9% gross margin on $38.8 million of revenues from the Mid-Atlantic operations. This lower gross margin is largely due to business mix, a continued challenging Mid-Atlantic market, and a lower margin rental segment in the Mid-Atlantic market due to fleet mix, utilization and rates. The gross profit contribution from the Mid-Atlantic region negatively impacted the Company’s consolidated gross margin by 210 basis points.
On a segment basis, gross margin on rentals decreased to 50.3% from 52.9% in the third quarter of 2007 due to increased depreciation costs, declines in rental rates and time utilization, and the impact from the Mid-Atlantic rental operations. On average and excluding rates in the
- MORE -

H&E Equipment Services Reports Third Quarter 2008 Results

November 6, 2008
Mid-Atlantic region, rental rates declined 2.0% as compared to the third quarter of 2007. Time utilization decreased to 67.4% from 70.7% a year ago.
Gross margins on new equipment sales were 13.4% as compared to 13.9% in the third quarter a year ago due to the mix of equipment sold. Gross margins on used equipment sales decreased to 23.3% from 24.2% a year ago due to lower margin on fleet sales in the Mid-Atlantic region. Gross margin on parts sales increased to 29.5% from 29.3%. Gross margin on service revenues increased to 64.0% from 63.7% in the third quarter of 2007 due to revenue mix.
Rental Fleet
At the end of the third quarter of 2008, the original acquisition cost of the Company’s rental fleet was $806.3 million, up $26.4 million from $779.9 million at the end of the third quarter of 2007. Dollar utilization was 38.8%, including results from the Mid-Atlantic region, compared to 41.9% for the third quarter of 2007. Dollar utilization for the three months ended September 30, 2008 was 39.8% excluding the Mid-Atlantic region. Dollar returns decreased reflecting lower year-over-year average rental rates and lower time utilization.
Selling, General and Administrative Expenses
SG&A expenses for the third quarter of 2008 were $45.6 million compared with $41.6 million last year, a $4.0 million, or 9.5%, increase. Third quarter SG&A expenses included $4.8 million from the Mid-Atlantic region. Costs have increased primarily due to labor and benefit costs to support the growth of the Company. SG&A expenses also grew by $0.6 million due to the amortization of intangibles associated with the acquisition in the Mid-Atlantic region. For the third quarter of 2008, SG&A expenses increased as a percentage of total revenues to 16.4% as compared with 15.4% last year.
Income from Operations
Income from operations for the third quarter of 2008 decreased 12.3% to $37.2 million compared with $42.4 million a year ago.
Interest Expense
Interest expense for the third quarter of 2008 increased $0.5 million to $9.5 million from $9.0 million primarily due to an increase in average borrowings on the Company’s senior secured credit facility.
Net Income
Net income decreased to $17.6 million, or $0.50 per diluted share, from $20.2 million, or $0.53 per diluted share. The effective income tax rate decreased to 36.9% in the third quarter of 2008 as compared to 39.4% last year.
EBITDA
EBITDA for the third quarter of 2008 decreased $2.0 million to $67.2 million from $69.2 million in the third quarter of 2007. EBITDA as a percentage of revenues was 24.1% compared with 25.6% in the third quarter of 2007. For the third quarter, the Mid-Atlantic region contributed $3.4 million of EBITDA, or an 8.8% EBITDA margin compared to $1.7 million of EBITDA, or a 16.8% EBITDA margin a year ago. Excluding the three month results from the Mid-Atlantic region, EBITDA margins increased to 26.6% for the third quarter of 2008 compared to 25.9% a year ago.
- MORE -

H&E Equipment Services Reports Third Quarter 2008 Results

November 6, 2008
2008 OUTLOOK
“In spite of today’s challenging and uncertain business environment, we are reaffirming our full year guidance for EBITDA and EPS and we are lowering our revenue guidance primarily to adjust for the expected delay in fourth quarter crane shipments,” said Engquist.
•	Revenue — The Company now expects 2008 revenue in the range of $1.080 billion to $1.090 billion.

•	EBITDA — The Company is narrowing its 2008 EBITDA to a range of $247 million to $253 million.

•	Earnings Per Diluted Share — The Company is also narrowing its 2008 earnings per diluted share to a range of $1.60 to $1.68 based on an estimated 35.6 million diluted common shares outstanding and an estimated effective income tax rate of approximately 37.0%. The estimated diluted common shares outstanding reflect the impact of stock repurchases through October 31, 2008.
Non-GAAP Financial Measures
This press release contains certain Non-GAAP measures (EBITDA). Please refer to our Current Report on Form 8-K for a description of our use of these measures. EBITDA as calculated by the Company is not necessarily comparable to similarly titled measures reported by other companies. Additionally, these Non-GAAP measures are not measurements of financial performance or liquidity under GAAP and should not be considered as alternatives to the Company’s other financial information determined under GAAP.
Conference Call
The Company’s management will hold a conference call to discuss third quarter results today, November 6, 2008, at 10:00 a.m. (Eastern Time). To listen to the call, participants should dial 913-312-0411 approximately 10 minutes prior to the start of the call. A telephonic replay will become available after 1:00 p.m. (Eastern Time) on November 6, 2008, and will continue through November 14, 2008, by dialing 719-457-0820 and entering confirmation code 7320492.
The live broadcast of the Company’s quarterly conference call will be available online at www.he-equipment.com or www.earnings.com on November 6, 2008, beginning at 10:00 a.m. (Eastern Time) and will continue to be available for 30 days. Related presentation materials will be posted to the “Investor Relations” section of the Company’s web site at www.he-equipment.com prior to the call. The presentation materials will be in Adobe Acrobat format.
About H&E Equipment Services, Inc.
The Company is one of the largest integrated equipment services companies in the United States with 64 full-service facilities throughout the West Coast, Intermountain, Southwest, Gulf Coast, Mid-Atlantic and Southeast regions of the United States. The Company is focused on heavy construction and industrial equipment and rents, sells and provides parts and service support for four core categories of specialized equipment: (1) hi-lift or aerial platform equipment; (2) cranes; (3) earthmoving equipment; and (4) industrial lift trucks. By providing equipment rental, sales, and on-site parts, repair and maintenance functions under one roof, the Company is a one-stop provider for its customers’ varied equipment needs. This full service approach provides the Company with multiple points of customer contact, enabling it to maintain a high quality rental fleet, as well as an effective distribution channel for fleet disposal and provides cross-selling opportunities among its new and used equipment sales, rental, parts sales and service operations.
- MORE -

H&E Equipment Services Reports Third Quarter 2008 Results

November 6, 2008
Forward-Looking Statements
Certain statements in this press release are “forward-looking statements” within the meaning of the federal securities laws. Statements about our beliefs and expectations and statements containing the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend” and similar expressions constitute forward-looking statements. Among the forward-looking statements included in this release is the information provided under the heading “2008 Outlook.” Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results that differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following: (1) general economic conditions and construction activity in the markets where we operate in North America and, in particular, the conditions in our Mid-Atlantic, Southern California and Florida regions as well as the impact of the current conditions of the capital markets and its effect on construction activity and the economy in general; (2) relationships with new equipment suppliers; (3) increased maintenance and repair costs; (4) our indebtedness; (5) the risks associated with the expansion of our business; (6) our possible inability to effectively integrate any businesses we acquire; (7) competitive pressures; (8) compliance with laws and regulations, including those relating to environmental matters; and (9) other factors discussed in our public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements after the date of this release.
- MORE -

H&E Equipment Services Reports Third Quarter 2008 Results

November 6, 2008
H&E EQUIPMENT SERVICES, INC.
CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(Amounts in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Revenues:
Equipment rentals	$78,181	$75,598	$224,626	$208,371
New equipment sales	97,797	94,675	274,135	240,910
Used equipment sales	39,873	44,503	128,436	110,190
Parts sales	30,951	26,716	89,112	73,803
Service revenues	18,333	16,877	52,651	46,599
Other	13,512	12,218	38,097	33,595

Total revenues	278,647	270,587	807,057	713,468
Cost of revenues:
Rental depreciation	26,362	24,468	78,838	68,132
Rental expense	12,514	11,173	36,460	33,802
New equipment sales	84,739	81,523	237,449	208,875
Used equipment sales	30,578	33,730	97,960	82,604
Parts sales	21,809	18,895	62,815	52,224
Service revenues	6,592	6,131	19,016	16,899
Other	13,556	10,768	38,735	30,112

Total cost of revenues	196,150	186,688	571,273	492,648

Gross profit	82,497	83,899	235,784	220,820

Selling, general, and administrative expenses	45,556	41,609	138,097	117,124
Gain on sale of property and equipment	219	97	515	444

Income from operations	37,160	42,387	98,202	104,140

Loss on early extinguishment of debt	—	(325)	—	(325)
Interest expense	(9,495)	(9,007)	(29,193)	(26,597)
Other income, net	250	293	731	816

Income before provision for income taxes	27,915	33,348	69,740	78,034

Provision for Income taxes	10,311	13,154	25,809	30,480

Net income	$17,604	$20,194	$43,931	$47,554

EARNINGS PER SHARE
Basic — Earnings per share	$0.50	$0.53	$1.22	$1.25

Basic — Weighted average number of common shares outstanding	35,075	38,095	35,912	38,090

Diluted — Earnings per share	$0.50	$0.53	$1.22	$1.25

Diluted — Weighted average number of common shares outstanding	35,090	38,095	35,918	38,090

- MORE -

H&E Equipment Services Reports Third Quarter 2008 Results

November 6, 2008
H&E EQUIPMENT SERVICES, INC.
SELECTED BALANCE SHEET DATA (unaudited)
(Amounts in thousands)

	September 30,	December 31,
	2008	2007
Cash	$13,207	$14,762
Rental equipment, net	582,347	577,628
Total assets	996,559	1,012,853

Total debt (1)	360,596	374,951
Total liabilities	706,127	724,775
Stockholders’ equity	290,432	288,078
Total liabilities and stockholders’ equity	$996,559	$1,012,853

(1)	Total debt consists of the aggregate amounts outstanding on the senior secured credit facility, senior unsecured notes, capital lease obligation and notes payable obligations.
H&E EQUIPMENT SERVICES, INC.
UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Net income	$17,604	$20,194	$43,931	$47,554
Interest expense	9,495	9,007	29,193	26,597
Provision for income taxes	10,311	13,154	25,809	30,480
Depreciation	29,153	26,632	87,167	74,242
Amortization of intangibles	641	258	2,108	270

EBITDA	$67,204	$69,245	$188,208	$179,143
- END -